Exhibit 99.1

Millipore Prices $550 Million Senior Convertible Notes

BILLERICA, Mass—June 7, 2006—Millipore Corporation (NYSE: MIL) today announced the pricing of an offering of $550 million of Convertible Senior Notes due 2026. The initial purchasers hold a 13-day option to purchase up to an additional $82.5 million of the notes to cover over-allotments, if any. The notes will bear interest at a rate of 3.75 percent per year and will be convertible, in certain circumstances, into cash and, if applicable, shares of Millipore’s common stock at an initial conversion rate, subject to adjustment, of 11.0485 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $90.51 per share). The sale of the notes is expected to close on June 13, 2006.

Millipore expects to use the net proceeds from the offering of the notes to fund a portion of the merger consideration payable in connection with the consummation of its acquisition of Serologicals Corporation (Nasdaq: SERO), which it announced on April 25, 2006. Any remaining proceeds will be added to Millipore’s working capital and will be used for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Millipore common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

The matters discussed herein, including Millipore’s intention to complete the notes offering and the proposed use of proceeds, are based on current management expectations. Completion of the proposed notes offering is subject to customary closing conditions.

SOURCE: Millipore Corporation

INVESTOR CONTACT:

Joshua Young, 978-715-1527 or 800-225-3384

Director, Investor Relations

joshua_young@millipore.com